Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)


                          Nine Months Ended
                            September 30                      Year Ended December 31
In thousands                 1995       1994       1994       1993       1992       1991       1990

Computation of Income:
 Income before
  income taxes         $1,043,705    879,156  1,180,601    879,755    645,568    491,673    284,453
 Capitalized interest         (98)       (56)       (69)       (65)       (24)         -        (13)
 Income before income
  taxes and capitalized
  interest              1,043,607    879,100  1,180,532    879,690    645,544    491,673    284,440
 Fixed charges          1,812,879  1,166,207  1,640,049  1,485,936  1,651,664  2,187,536  2,354,041
 Total income for
  computation          $2,856,486  2,045,307  2,820,581  2,365,626  2,297,208  2,679,209  2,638,481
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $2,009,880  1,417,351  1,957,224  1,513,317  1,281,619  1,196,648  1,111,762

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $  123,454    113,457    149,462    128,573    123,342    111,609    102,192
 Portion of rentals
  deemed
  representative
  of interest          $   41,151     37,819     49,821     42,858     41,114     37,203     34,064
 Interest:
  Interest on
   deposits               846,606    627,956    863,357    852,309  1,015,589  1,482,561  1,526,719
  Interest on
   federal funds
   and other
   short-term
   borrowings             368,765    195,732    290,211    238,046    277,835    352,384    522,849
  Interest on
   long-term debt         556,259    304,644    436,591    352,658    317,102    315,388    270,396
  Capitalized
   interest                    98         56         69         65         24          -         13
  Total interest        1,771,728  1,128,388  1,590,228  1,443,078  1,610,550  2,150,333  2,319,977
 Total fixed
  charges              $1,812,879  1,166,207  1,640,049  1,485,936  1,651,664  2,187,536  2,354,041
 Total fixed
  charges excluding
  interest on
  deposits             $  966,273    538,251    776,692    633,627    636,075    704,975    827,322
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                   2.08x      2.63       2.52       2.39       2.01       1.70       1.34
 Including
  interest on
  deposits                   1.58x      1.75       1.72       1.59       1.39       1.22       1.12

(a) Includes equipment rentals.
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